EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3ASR (no. 333-161032) and Form S-8 (no. 333-161024, No. 333-144177, No. 333-124853, No. 333-119846, No. 333-105803, No. 333-61336 and No. 333-47768) of Charles River Laboratories International, Inc. of our reports dated April 23, 2010, relating to the consolidated financial statements and financial statement schedule of WuXi PharmaTech (Cayman) Inc, and the effectiveness WuXi PharmaTech (Cayman) Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of WuXi PharmaTech (Cayman) Inc., for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 1, 2010